Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

BETWEEN

HELEN OF TROY NEVADA CORPORATION

AND

GERALD J. RUBIN

DATED SEPTEMBER 13, 2011

Section 1. EMPLOYMENT		1
1.1	EMPLOYMENT	1
1.2	DUTIES	1
1.3	TERM	2
1.4	EFFECTIVE DATE	2
Section 2. COMPENSATION		2
2.1	BASIC COMPENSATION	2
2.2	INCENTIVE COMPENSATION	3
2.3	REIMBURSEMENT OF EXPENSES	3
2.4	VACATION AND SICK LEAVE	3
2.5	EQUITY-BASED COMPENSATION	3
2.6	LIFE INSURANCE	6
2.7	OTHER BENEFITS	7
Section 3. TERMINATION		7
3.1	TERMINATION	7
3.2	CHANGE IN CONTROL	9
Section 4. PAYMENTS TO EXECUTIVE UPON TERMINATION		11
4.1	PAYMENTS UPON TERMINATION	11
4.2	NO MITIGATION; NO OFFSET	15
4.3	NATURE OF PAYMENTS	15
4.4	NO FURTHER COMPENSATION	15
Section 5. CONFIDENTIALITY		16
5.1	CONFIDENTIALITY AND DISCLOSURE	16
5.2	ACKNOWLEDGEMENT OF CONFIDENTIAL INFORMATION	16
Section 6. SOURCE OF PAYMENTS		16
Section 7. DECISIONS BY COMPANY OR THE BOARD		17
Section 8. CONSOLIDATION, MERGER, SALE OF ASSETS		17
Section 9. NON-COMPETITION		17
Section 10. COUNSEL FEES, INDEMNIFICATION AND INSURANCE		18
10.1	COUNSEL FEES AND EXPENSES	18
10.2	INDEMNIFICATION	18
10.3	INSURANCE	19
10.4	CONSISTENCY WITH CHARTER DOCUMENTS	19
Section 11. GENERAL		19
11.1	EFFECT OF PRIOR AGREEMENTS	19
11.2	NONASSIGNABILITY; THIRD PARTY BENEFICIARIES	19
11.3	NO ATTACHMENT	19
11.4	BINDING AGREEMENT	19
11.5	AMENDMENT OF AGREEMENT	20
11.6	WAIVER	20
11.7	SEVERABILITY	20
11.8	HEADINGS	20
11.9	GOVERNING LAW	20
11.10	NO RIGHT OF SET OFF	20
11.11	COUNTERPARTS	20
11.12	SURVIVORSHIP	20

11.13	WITHHOLDING	20
11.14	NOTICES	21
11.15	TIMING OF PAYMENTS AND COMPLIANCE WITH DEFERRED COMPENSATION RULES	21
11.16	COMPLIANCE WITH CODE SECTION 457A	22

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
BETWEEN
HELEN OF TROY NEVADA CORPORATION
AND
GERALD J. RUBIN

This Amended and Restated Employment Agreement (this “Agreement”) is entered into this 13th day of September, 2011, but effective as of the Effective Date (as defined below), by and between Helen of Troy Nevada Corporation, a Nevada corporation (the “Company”), and Gerald J. Rubin (“Executive”).

Whereas, Executive presently serves as a Director and as Chairman of the Board, Chief Executive Officer and President of Helen of Troy Limited, a Bermuda company (“Helen of Troy”); and

Whereas, Helen of Troy and Executive previously entered into an employment agreement dated as of March 1, 1995, as amended and restated on March 1, 1999 and as further amended on April 15, 2005 and December 30, 2008 (the “Prior Agreement”); and

Whereas, Helen of Troy, the Company and Executive desire to amend and restate the Prior Agreement as hereinafter provided; and

Whereas, the Company wishes to assure itself of the services of Executive for the period provided in this Agreement, and Executive is willing to serve in the employ of the Company for such period, upon the terms and conditions hereinafter provided.

Now, therefore, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1. EMPLOYMENT

1.1                                 EMPLOYMENT.  The Company shall employ Executive, and Executive shall serve, as the Chairman of the Board, Chief Executive Officer and President of Helen of Troy during the term of employment set forth in Section 1.3 of this Agreement.  The Company shall use its best efforts to cause Executive to be included among management’s nominees for election to the Board of Directors of Helen of Troy (the “Board”) and to have him elected by the Board as the Chairman of the Board, Chief Executive Officer and President of Helen of Troy.

1.2                                 DUTIES.  Executive shall during the term of his employment hereunder, subject to the control of the Board, have the executive powers of the Chief Executive Officer and shall chair the meetings of the Board and exercise active management and supervision over the business and affairs of Helen of Troy and its subsidiaries and its several officers and shall perform such executive and/or administrative duties consistent with the office of Chairman of the Board, Chief Executive Officer and President of Helen of Troy as from time to time may be assigned to him by the Board.  His powers and authority shall be superior to those of any other officer or employee of the Company and Helen of Troy.

During the period of his employment hereunder and except for illness, reasonable vacation periods and reasonable leaves of absence, Executive shall devote such of his business time, attention, skill and efforts as is necessary to the faithful performance of his duties hereunder; provided, however, Executive may continue to pursue his personal investments (including in River Oaks Properties Limited) and serve as a general partner, officer or director of any other personally or family owned or controlled partnerships or corporations.

All duties of Executive under this Agreement shall be performable in El Paso, Texas, subject however to reasonable travel requirements in connection therewith, not in excess of the business travel heretofore customarily required of Executive in his capacity as Chief Executive Officer of Helen of Troy.

1.3                                 TERM.  The term of this Agreement (the “Employment Period”) shall commence on the Effective Date and end on February 28, 2015.  For the avoidance of doubt, non-renewal or non-extension of the term of this Agreement shall not entitle Executive to any payment of severance pursuant to Section 4 or to any other right or benefit hereunder.

1.4                                 EFFECTIVE DATE.  Notwithstanding anything to the contrary contained in this Agreement, all rights and obligations hereunder are subject to, and conditioned on, the approval of the 2011 Bonus Plan (as defined below) and the proposed amendment to the 2008 Plan (as defined below) by Helen of Troy’s shareholders at Helen of Troy’s 2011 annual general meeting of shareholders as described in the proxy statement to be filed in connection with such meeting (the “Shareholder Approval”).  The effective date of this Agreement (the “Effective Date”) shall be that date of the Shareholder Approval.  Neither the Company nor Executive shall have any obligations hereunder and the Company shall have no obligation to provide any compensation or benefit or make any payment under this Agreement, in each case, unless and until the Effective Date occurs.  If the Shareholder Approval shall not occur, then this Agreement shall be of no further force and effect and the Prior Agreement shall remain in full force and effect and continue to be effective between Executive and Helen of Troy.

SECTION 2. COMPENSATION

2.1                                 BASIC COMPENSATION.

The Company shall pay to Executive $600,000 as annual basic compensation for the Company’s fiscal year commencing March 1, 2011.  For all future fiscal years during the Employment Period, Executive’s basic compensation shall be as set by the Board on the recommendation of the Compensation Committee of the Board (or such other committee as may be appointed by the Board from time to time) (the “Committee”), but in no event to be less than $600,000.  Executive’s basic compensation shall be payable in accordance with the Company’s customary payroll practices but in no event less often than monthly.  The basic compensation determined in accordance with this Section 2.1 is hereinafter referred to as the “Basic Compensation.”

2.2                                 INCENTIVE COMPENSATION.  The Company shall pay to Executive, in addition to his Basic Compensation, (i) annual incentive compensation subject to and in accordance with (a) with respect to the period commencing March 1, 2011 and ending February 29, 2012, the Helen of Troy 1997 Cash Bonus Performance Plan (the “1997 Bonus Plan”) and (b) with respect to any annual period commencing on or after March 1, 2012, the Helen of Troy Limited 2011 Annual Incentive Plan, substantially in the form attached hereto as Exhibit A (the “2011 Bonus Plan”), and (ii) such other bonus and incentive compensation as the Board, in its sole discretion, shall from time to time determine (collectively, the “Incentive Plans”).  Executive agrees that the 1997 Bonus Plan may be terminated by the Board effective as of February 29, 2012, subject to the certification and payment of any bonus accrued and payable thereunder.

2.3                                 REIMBURSEMENT OF EXPENSES.  The Company shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in performing his obligations under this Agreement.  The Company further agrees to furnish Executive with such other assistance and accommodations as shall be suitable to the character of Executive’s position with the Company and adequate for the performance of his duties hereunder, including paying or reimbursing Executive for expenses incurred for conducting business at his personal residence.

2.4                                 VACATION AND SICK LEAVE.  Executive shall be entitled to reasonable periods of vacation with pay in each year and reasonable periods of sick leave with pay commensurate with his position.

2.5                                 EQUITY-BASED COMPENSATION.

(a)                                  Executive shall be entitled to participate in the Helen of Troy 2008 Stock Incentive Plan (the “2008 Plan”).

(b)                                 During March 2012, Executive shall be granted an aggregate of 700,000 performance-based restricted stock units (“RSUs”) under the 2008 Plan, subject to the terms and conditions set forth below and in Section 4:

(i)                                     Tranche 1 RSUs.  Up to 100,000 RSUs may be earned based on Helen of Troy’s achievement of certain EBITDA ROIC goals for fiscal 2013 as set forth on the schedule attached hereto as Exhibit B (“Tranche 1 RSUs”).  Earned Tranche 1 RSUs, if any, shall vest, subject to Executive’s continued employment with the Company or Helen of Troy or its subsidiaries, as follows: (1) 33.4% upon the Committee’s certification of the attainment of the EBITDA ROIC goals for the Tranche 1 RSUs; (2) 33.3% on February 28, 2014; and (3) 33.3% on February 28, 2015.

(ii)                                  Tranche 2 RSUs.  Up to 200,000 RSUs may be earned based on Helen of Troy’s achievement of certain EBITDA ROIC goals for fiscal 2014 as set forth on the schedule attached hereto as Exhibit B (“Tranche 2 RSUs”).  Earned Tranche 2 RSUs, if any, shall vest, subject to Executive’s continued employment with the Company or Helen of Troy or its subsidiaries, as follows: (1) 66.7% on upon the Committee’s certification of the attainment of the EBITDA ROIC goals for the Tranche 2 RSUs; and (2) 33.3% on February 28, 2015.

(iii)                               Tranche 3 RSUs.  Up to 700,000 RSUs (less the number of Tranche 1 RSUs and Tranche 2 RSUs previously earned, if any) may be earned based on Helen of Troy’s achievement of either (A) certain EBITDA ROIC goals for fiscal 2015, or (B) the average EBITDA ROIC obtained by dividing EBITDA ROIC for the sum of fiscal 2013, 2014 and 2015 by three (3), in either case, as set forth on the schedule attached hereto as Exhibit B (“Tranche 3 RSUs”).  Earned Tranche 3 RSUs, if any, shall vest, 100% upon the Committee’s certification of the attainment of the EBITDA ROIC goals for the Tranche 3 RSU; provided Executive continues employment with the Company or its subsidiaries through February 28, 2015.

(iv)                              Holding Period.  In addition to the performance and service conditions set forth in this sub-section (b), 33.3% of the earned and vested RSUs, if any, shall be subject to a holding period for six months following the end of the Employment Period; provided, however, that Executive shall be entitled to satisfy applicable withholding taxes without regard to such holding period either through the net settlement provisions described in clause (v) of this Section 2.5(b) or as otherwise permitted under the 2008 Plan.

(v)                                 Net Settlement.  Executive shall be entitled to elect to satisfy applicable withholding taxes (the “Applicable Withholding”) that arise in connection with the RSUs and any shares of restricted stock of Helen of Troy that may be granted pursuant to the 2011 Bonus Plan by having cash or common shares withheld by Helen of Troy or the Company from such awards that would have otherwise been received by Executive; provided that (A) the election to so satisfy any Applicable Withholding shall be subject to any terms and conditions that may be established by the Committee pursuant to the terms and conditions of the 2008 Plan, and (B) Executive shall not be entitled to so satisfy the Applicable Withholding to the extent such election (I) would cause the Company or any of its subsidiaries to violate, or cause any default or event of default under, that certain Credit Agreement dated December 30, 2010, by and among Helen of Troy, L.P., the Company, and Bank of America, N.A., as amended, restated and modified from time to time, or any other credit agreement or arrangement for borrowed money of the Company or any of its subsidiaries or (II) in the good faith judgment of the Committee, would not be in the best interests of the Company and its subsidiaries after considering the liquidity, cash flows and financial condition of the Company and its subsidiaries.  Subject to the terms and conditions of the immediately preceding sentence, to the extent the Applicable Withholding is less than the sum of the highest marginal federal and, if applicable, state income tax rate plus applicable employment tax withholding (the “Maximum Withholding”), Executive shall be entitled to remit a number of mature common shares of Helen of Troy to Helen of Troy or the Company with a Fair Market Value (as such term is defined in the 2008 Plan) as of the business day immediately preceding the date of either (x) settlement of the applicable RSUs or (y) vesting of the applicable shares of restricted stock, as applicable, equal to the Maximum Withholding less the Applicable Withholding.

(vi)                              Plan; Award Agreement.  The RSUs shall be subject to, and Executive agrees to be bound by, all of the terms and conditions of the 2008 Plan as well as an award agreement to be entered into between Helen of Troy and Executive; provided, however, that (A) in the event of any conflict between the terms of this Agreement and the terms of the 2008 Plan or award agreement regarding the effect, if any, on the RSUs of a Change in Control and/or termination of Executive’s employment with the Company for any reason, the terms of this Agreement shall be deemed to control; and (B) for purposes of the RSUs, the 2008 Plan and the RSU award agreement, EBITDA ROIC shall be calculated pursuant to the following defined terms:

“Average Invested Capital” means, with respect to any fiscal year performance period, as of any date of determination, the sum of the following: (i) total assets determined by disregarding any impairment charges recorded during such fiscal year performance period minus (ii) total current liabilities plus (iii) indebtedness for borrowed money included in total current liabilities, in each case, of Helen of Troy and its subsidiaries as determined in accordance with GAAP, with such amount derived from clauses (i), (ii) and (iii) calculated as the simple average during such fiscal year performance period based on the last day of each of the trailing five (5) fiscal quarters through the end of such fiscal year performance period, minus (iv) the impairment charges disregarded in clause (i) above.  For purposes of clarity, aggregate impairment charges with respect to the applicable fiscal year performance period will not be averaged over the fiscal quarters of such fiscal year performance period but aggregate impairment charges with respect to the applicable fiscal year performance period will reduce the average invested capital calculated pursuant to clauses (i), (ii) and (iii) above.

“Corporate Tax Rate” means, for any fiscal year performance period, the lesser of (A) the effective income tax rate of Helen of Troy and its subsidiaries for the fiscal year corresponding with the applicable EBITDA ROIC performance, or (B) twenty (20) percent.

“EBITDA” for purposes of the RSUs, the 2008 Plan and the RSU award agreement, means, for any fiscal year performance period, the sum (without duplication) of (i) operating income (loss) after impairment charges plus (ii) depreciation and amortization charges, in each case as determined in accordance with GAAP, plus (iii) to the extent included in clause (i) above, any impairment charges incurred by Helen of Troy and its subsidiaries, as determined in accordance with GAAP, solely to the extent such charges result from capital market and/or economic conditions creating a stock market trigger that requires testing for and recording of impairments under GAAP which cannot be attributed to any fundamental change in the underlying current or expected operating cash flows associated with the impaired assets, as reflected in the financial statements of Helen of Troy and its subsidiaries and the notes thereto.

“EBITDA ROIC” means, for any fiscal year performance period, an amount equal to (i) the product of (y) EBITDA and (z) one (1) minus the Corporate Tax Rate divided by (ii) Average Invested Capital.

“GAAP” means generally accepted accounting principles used and applied in the United States of America.

(vii)                           Compliance with Securities Law and Regulations.  The issuance or delivery of the RSUs pursuant to the 2008 Plan and as contemplated hereunder shall be subject to the registration of the common shares of Helen of Troy subject to the RSUs on a registration statement on Form S-8 (or any successor form) or another appropriate form with the Securities and Exchange Commission, and shall be subject to compliance with any applicable requirements of federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, as amended (the

“Exchange Act”), and the rules and regulations promulgated thereunder), any securities exchange upon which the common shares of Helen of Troy may be listed and any other law or regulation applicable thereto.  Neither the Company nor Helen of Troy shall be obligated to issue or deliver any RSUs or common shares subject to any RSUs pursuant to the 2008 Plan if such issuance or delivery would, in the opinion of the Committee, violate any such requirements.  Following receipt of approval from Helen of Troy’s shareholders of the 2011 Bonus Plan and the proposed amendments to the 2008 Plan, Helen of Troy shall, as soon as practicable, take all corporate action necessary to file a registration statement on Form S-8 (or any successor form) or another appropriate form with the Securities and Exchange Commission covering the common shares of Helen of Troy that (i) may be granted pursuant to the 2011 Bonus Plan and (ii) are subject to the RSUs.  The Company shall cause Helen of Troy to use its reasonable best efforts to keep such registration statement effective until ninety (90) days following the expiration of the Employment Period.

2.6                                 LIFE INSURANCE.  Effective as of July 31, 2003, the Company and John B. Butterworth, Trustee of The Gerald J. and Stanlee N. Rubin 1994 Irrevocable Trust (the “Trustee”) entered into a Life Insurance Agreement (the “Insurance Agreement”) with respect to three insurance policies on the life of Executive as follows: (i) the Guardian Policy, (ii) the Sun Life Policy, and (iii) the Metropolitan Policy (each, a “Policy” and collectively, the “Policies”), whereby the Company owns and has paid premiums on the Policies.  During the Employment Period, contingent upon Executive’s continued employment with the Company and Helen of Troy meeting certain EBITDA ROIC (as such term is defined in Section 2.5(b)(vi)) goals as set forth below and subject to the terms and conditions of the 2011 Bonus Plan, the Company or Helen of Troy, as applicable, shall transfer ownership of and assign all rights under the Policies to The Gerald J. and Stanlee N. Rubin 1994 Irrevocable Trust as follows: (i) provided that Helen of Troy’s fiscal year 2013 EBITDA ROIC exceeds 7.0%, following the Committee’s certification of the attainment of the fiscal year 2013 EBITDA ROIC goals, the Company or Helen of Troy will pay the premium for the Guardian Policy for 2013 and the Guardian Policy shall be transferred; (ii) provided that Helen of Troy’s fiscal year 2014 EBITDA ROIC exceeds 7.0%, following the Committee’s certification of the attainment of the fiscal year 2014 EBITDA ROIC goals, the Company or Helen of Troy will pay the premium for the Sun Life Policy for 2014 and the Sun Life Policy shall be transferred; and (iii) provided that Helen of Troy’s fiscal year 2015 EBITDA ROIC exceeds 7.0%, following the Committee’s certification of the attainment of the fiscal year 2015 EBITDA ROIC goals, the Company or Helen of Troy will pay the premium for the Metropolitan Policy for 2015 and the Metropolitan Policy shall be transferred.  Except as otherwise may be set forth in Sections 4.1(a), (b) and (f), no Policy shall transfer prior to the date that the Committee certifies the applicable EBITDA ROIC goals have been attained.  For the avoidance of doubt during the Employment Period, the Company or Helen of Troy, as applicable, shall continue to pay the annual premiums on each Policy until such Policy is transferred to Executive, at which time Executive shall be responsible for paying all premiums due on such Policy and the Company and Helen of Troy shall no longer have any obligations with respect to such Policy or under the Insurance Agreement with respect to the Policy so transferred and all rights and obligations of the Company under the Insurance Agreement respect to the Policy so transferred shall be terminated in accordance with the terms thereof.

2.7                                 OTHER BENEFITS.  Executive shall be entitled to participate in any other group hospitalization, health, dental care or sick-leave plan, life or other insurance or death benefit plan, travel or accident insurance, or executive contingent compensation plan, including, without limitation, stock option plan, retirement, income or pension plans, or other present or future group employee benefit plans, programs or arrangements of the Company or Helen of Troy for which executives are or shall become eligible, and Executive shall be eligible to receive during the term of this Agreement all benefits and emoluments for which executives are eligible under every such plan, program or arrangement to the extent permissible under the general terms and provisions of such plans, programs or arrangements and in accordance with the provisions thereof.

SECTION 3. TERMINATION

3.1                                 TERMINATION.

(a)                                  Death.  Executive’s employment hereunder shall terminate upon his death.

(b)                                 Disability.  In the event Executive incurs a Disability for a continuous period exceeding 24 calendar months, the Company may, at its election, terminate Executive’s employment by giving Executive a Notice of Termination (as defined in Section 3.1(f)) with 20 days advance notice of the date of termination.  The term “Disability” shall mean the complete inability of Executive to perform his duties under this Agreement, as a result of a physical or mental illness or personal injury he has incurred, as determined by an independent physician selected with the approval of the Company and Executive.

(c)                                  Cause.  The Company may discharge Executive for Cause by giving Executive a Notice of Termination (as defined in Section 3.1(f)).  “Cause” shall mean:

(i)                                     Executive’s final conviction by a court of competent jurisdiction for fraud, misappropriation or embezzlement;

(ii)                                  Executive’s material breach of this Agreement or serious, willful gross misconduct or willful gross neglect of duties (other than any such neglect resulting from Executive’s incapacity due to physical or mental illness or Disability or any such neglect after the issuance of a notice of termination by Executive for Good Reason), which breach or conduct is not cured or corrected by Executive within thirty (30) days of receiving written notice thereof from the Company; or

(iii)                               Executive’s material breach of any written policy of the Company or Helen of Troy, including but not limited to the Code of Ethics for the Chief Executive Officer and Senior Financial Officers of Helen of Troy Limited, which breach is not cured or corrected by Executive within thirty (30) days of receiving written notice thereof from the Company.

(d)                                 Good Reason.  Executive may terminate his employment at any time during the Employment Period for Good Reason by giving written notice as provided below in this subsection (d) which shall set forth in reasonable detail the facts and circumstances constituting Good Reason.  “Good Reason” shall mean any of the following if such event occurs without the consent of Executive:

(i)                                     if Executive fails to be elected or reelected or is removed as a Director of Helen of Troy, or if at any time during the term of employment Executive shall fail to be vested by Helen of Troy with the powers and authority of the Chairman of the Board, Chief Executive Officer and President of Helen of Troy, or if the provision of the bye-laws of Helen of Troy describing the relative duties and responsibilities of the Chairman of the Board, Chief Executive Officer and President, as in effect on the Effective Date, are changed in any material respect;

(ii)                                  significant change by the Company or Helen of Troy in Executive’s functions, duties or responsibilities which change would cause Executive’s position with the Company or Helen of Troy to become of less dignity, responsibility, importance or scope from the position and attributes thereof described in Sections 1.1 and 1.2 above, and any such significant change shall be deemed a continuing breach of this Agreement;

(iii)                               other breach of a material provision of this Agreement by the Company;

(iv)                              removal or relocation of the Company’s or Executive’s principal office from El Paso, Texas;

(v)                                 either (1) the failure by the Company or Helen of Troy to continue in effect any material incentive or other compensation or benefit plan, program or arrangement in which Executive was participating on the Effective Date, or any other plan, program or arrangement providing Executive with benefits that are no less favorable or (2) the taking of any action by the Company or Helen of Troy that would adversely affect Executive’s participation in, or materially reduce his benefits under, any such plan, program or arrangement or deprive Executive of any material benefit enjoyed by Executive on the Effective Date, unless in the case of either subclause (1) or (2) above, either (a) Section 2.7 is not violated or (b) there is substituted a comparable plan, program or arrangement that is substantially economically equivalent, in terms of the benefit offered to Executive, to the plan, program or arrangement being altered, reduced, affected or ended, provided, however, that notwithstanding clause (a), above, the failure of the Company or Helen of Troy to continue the benefits set forth in Sections 2.2, 2.5 and 2.6 of this Agreement, in accordance with the terms of this Agreement, shall constitute a violation of clause (1) above; and

(vi)                              any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

For purposes of this subsection (d), an isolated, immaterial and inadvertent action not taken in bad faith by the Company or Helen of Troy in violation of clause (v) above that is remedied by the Company or Helen of Troy, as applicable, promptly after receipt of notice thereof given by Executive shall not be considered Good Reason for Executive’s termination of employment.  In the event Executive terminates his employment for Good Reason, then notwithstanding that Executive may also retire for purposes of the Benefit Plans, Incentive Plans or 2008 Plan, Executive shall be deemed to have terminated his employment for Good Reason for purposes of this Agreement.  As used herein, the term “Benefit Plans” shall mean any benefit plan or arrangement (including, without limitation, the Helen of Troy Corporation 401(k) Profit

Sharing Plan and any life insurance, medical, dental, accident and disability plans) in which Executive is participating, or any other plan or arrangement providing Executive with benefits that are no less favorable.

Upon the occurrence of any Good Reason, Executive shall have the right to elect to terminate his employment under this Agreement upon not less than 60 days’ prior written notice given to the Board within a reasonable period of time not to exceed, except in case of a continuing breach, six calendar months after the event giving rise to said right to elect to terminate employment.  The failure of Executive to resign from the Company’s employ for Good Reason shall not affect his entitlement to resign from the Company’s employ for Good Reason as to any other such event of Good Reason.

(e)                                  Voluntary Termination.  Upon 30 days’ prior written notice to the Company, Executive may voluntarily terminate his employment with the Company.  Such voluntary termination shall not be deemed a breach of this Agreement by Executive.

(f)                                    Notice of Termination.  Any termination by the Company pursuant to Section 3.1(b) or (c) above shall be communicated by written Notice of Termination to Executive.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.  The date of termination specified in the Notice of Termination shall not be earlier than the date such Notice is delivered or mailed to Executive.

3.2                                 CHANGE IN CONTROL.  “Change in Control” shall mean:

(a)                                  the acquisition by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding common shares of Helen of Troy (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of Helen of Troy entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from Helen of Troy (excluding an acquisition by virtue of the exercise of a conversion privilege), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Helen of Troy or any corporation controlled by Helen of Troy, (C) any acquisition by Executive, by any group of persons consisting of relatives within the second degree of consanguinity or affinity of Executive or by any affiliate of Executive or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in subclauses (i), (ii) and (iii) of clause (c) of this Section 3.2 are satisfied; or

(b)                                 if individuals who, as of the Effective Date, constitute the Board of Directors of Helen of Troy (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Helen of Troy’s shareholders, was approved by a vote of at least two-thirds of the directors then constituting the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)                                  approval by the shareholders of Helen of Troy of a reorganization, merger or consolidation, unless following such reorganization, merger or consolidation (i) more than 60% of, respectively, the then-outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be (for purposes of determining whether such percentage test is satisfied, there shall be excluded from the number of shares and voting securities of the resulting corporation owned by Helen of Troy’s shareholders, but not from the total number of outstanding shares and voting securities of the resulting corporation, any shares or voting securities received by any such shareholder in respect of any consideration other than shares or voting securities of Helen of Troy); (ii) no Person (excluding Helen of Troy, any employee benefit plan (or related trust) of Helen of Troy, any qualified employee benefit plan of such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(d)                                 (i) approval by the shareholders of Helen of Troy of a complete liquidation or dissolution of Helen of Troy or (ii) the first to occur of (A) the sale or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of Helen of Troy, or (B) the approval by the shareholders of Helen of Troy of any such sale or disposition, other than, in each case, any such sale or disposition to a corporation, with respect to which immediately thereafter, (1) more than 60% of, respectively, the then-outstanding shares of common stock of such corporation and the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting

Securities, as the case may be (for purposes of determining whether such percentage test is satisfied, there shall be excluded from the number of shares and voting securities of the transferee corporation owned by Helen of Troy’s shareholders, but not from the total number of outstanding shares and voting securities of the transferee corporation, any shares or voting securities received by any such shareholder in respect of any consideration other than shares or voting securities of Helen of Troy), (2) no Person (excluding Helen of Troy and any employee benefit plan (or related trust) of Helen of Troy, any qualified employee benefit plan of such transferee corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of such transferee corporation and the combined voting power of the then-outstanding voting securities of such transferee corporation entitled to vote generally in the election of directors and (3) at least a majority of the member of the board of directors of such transferee corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the board providing for such sale or other disposition of assets of Helen of Troy.

SECTION 4. PAYMENTS TO EXECUTIVE UPON TERMINATION

4.1                                 PAYMENTS UPON TERMINATION.

(a)                                  Death.  If, prior to the end of the Employment Period, Executive’s employment shall be terminated by reason of death:

(i)                                     The Company shall pay Executive’s estate the portion of the Basic Compensation which would have been payable to Executive through the end of the month in which his death occurred; plus, the incentive compensation and bonuses otherwise payable pursuant to Section 2.2 for the fiscal year of Executive’s death, prorated on the basis of the number of days during such fiscal year during which Executive was employed under this Agreement; plus, any other amounts earned, accrued or owing as of the date of death of Executive but not yet paid to Executive under Section 2, with all such amounts to be paid as soon as reasonably practicable but in no event later than two and one half months after the close of the fiscal year of Executive’s death;

(ii)                                  All options granted to Executive prior to the date of death of Executive shall become immediately fully vested and exercisable for securities that are freely transferable;

(iii)                               All restrictions on restricted stock, restricted stock units and other stock awards granted to Executive prior to the date of death of Executive (including, but not limited to, the RSUs) shall be removed and the rights to the stock and/or cash underlying such awards shall immediately vest; and

(iv)                              The Company or Helen of Troy, as applicable, shall transfer ownership of and assign all rights under any Policy (including, if Executive’s death triggers a payout under the Policies, any right to the payment of proceeds under Section 6 of the Insurance Agreement) that, as of the date of termination, has not yet been transferred and assigned, to The

Gerald J. and Stanlee N. Rubin 1994 Irrevocable Trust, at which time Executive or Executive’s estate shall be responsible for paying all premiums due on such Policy and the Company and Helen of Troy shall no longer have any obligations with respect to such Policy or under the Insurance Agreement and all rights and obligations of the Company under the Insurance Agreement shall be terminated in accordance with the terms thereof.

(b)                                 Disability.  If, prior to the end of the Employment Period, Executive’s employment is terminated by the Company by reason of Disability:

(i)                                     The Company shall pay Executive the portion of the Basic Compensation which would have been payable to Executive through the end of the month in which his employment terminated; plus, the incentive compensation and bonuses otherwise payable pursuant to Section 2.2 for the fiscal year of Executive’s termination of employment, prorated on the basis of the number of days during such fiscal year during which Executive was employed under this Agreement; plus, any other amounts earned, accrued or owing as of the date of termination but not yet paid to Executive under Section 2, with all such amounts to be paid as soon as reasonably practicable but in no event later than two and one half months after the close of the fiscal year of Executive’s termination of employment;

(ii)                                  All options granted to Executive prior to the date of termination shall become immediately fully vested and exercisable for securities that are freely transferable;

(iii)                               All restrictions on restricted stock, restricted stock units and other stock awards granted to Executive prior to the date of termination (including, but not limited to, the RSUs) shall be removed and the rights to the stock and/or cash underlying such awards shall immediately vest;

(iv)                              To the extent permitted by law and the terms and conditions of the applicable plan, Executive shall be entitled to continued participation in all employee benefit plans, programs or arrangements available to the Company’s and Helen of Troy’s executives in which Executive was participating on the date of Executive’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and the Treasury Regulations and other guidance promulgated thereunder, a “Separation from Service”) until the end of the fiscal year in which Executive’s Separation from Service occurs; and

(v)                                 The Company or Helen of Troy, as applicable, shall transfer ownership of and assign all rights under any Policy that, as of the date of termination, has not yet been transferred and assigned, to The Gerald J. and Stanlee N. Rubin 1994 Irrevocable Trust, at which time Executive shall be responsible for paying all premiums due on such Policy and the Company and Helen of Troy shall no longer have any obligations with respect to such Policy or under the Insurance Agreement and all rights and obligations of the Company under the Insurance Agreement shall be terminated in accordance with the terms thereof.

(c)                                  Cause.  If, prior to the end of the Employment Period, Executive’s employment shall be terminated for Cause:

(i)                                     The Company shall pay Executive his Basic Compensation and all amounts earned, accrued or owing but not yet paid to Executive under Section 2 through the date of termination (including, but not limited to, the transfer, in accordance with the provisions of Section 2.6, to The Gerald J. and Stanlee N. Rubin 1994 Irrevocable Trust of those Policies for which the applicable EBITDA ROIC targets have been achieved);

(ii)                                  The owner of each Policy shall have the right to continue such Policy by the payment of any future premiums; and

(iii)                               Except as otherwise provided in this subsection (c), the Company shall have no further obligations to Executive under this Agreement except for Section 2.5.

(d)                                 Good Reason or Other Than Cause Not In Connection With Change in Control.  If, prior to the end of the Employment Period, Executive’s employment is terminated (i) by the Company other than as a result of death, Disability or Cause as specified in Section 3.1(a), (b) or (c) above, or (ii) by Executive for Good Reason pursuant to Section 3.1(d) above, Executive shall be entitled to the following:

(i)                                     Executive’s Basic Compensation and all amounts earned, accrued or owing but not yet paid to Executive under Section 2 through the date of termination (including, but not limited to, the transfer, in accordance with the provisions of Section 2.6, to The Gerald J. and Stanlee N. Rubin 1994 Irrevocable Trust of those Policies for which the applicable EBITDA ROIC targets have been achieved);

(ii)                                  A single lump sum payment payable within 90 days following Executive’s Separation from Service, in, at the Committee’s discretion, cash, common shares of Helen of Troy or a combination thereof, in an amount equal to (1) if Executive’s termination occurs before February 28, 2013 (but in no event earlier than the Effective Date), US$30,000,000; (2) if Executive’s termination occurs on or after February 28, 2013 but before February 28, 2014, US$20,000,000; or (3) if Executive’s termination occurs on or after February 28, 2014 (but in no event later than February 28, 2015), US$15,000,000.  For purposes of this Section 4.1(d)(ii), the common shares of Helen of Troy shall be valued at “Fair Market Value” (as such term is defined under the 2008 Plan) as of the business day immediately preceding the date of Executive’s Separation from Service;

(iii)                               The owner of each Policy shall have the right to continue such Policy by the payment of any future premiums;

(iv)                              All options granted to Executive prior to the date of termination shall become immediately fully vested and exercisable for securities that are freely transferable; and

(v)                                 All restrictions on restricted stock, restricted stock units and other stock awards granted to Executive prior to the date of termination shall be removed and the rights to the stock and/or cash underlying such awards shall immediately vest, other than RSUs for which the applicable EBITDA ROIC targets have not been achieved as of the date of Executive’s Separation from Service.

(e)                                  Voluntary Termination.  If, prior to the end of the Employment Period, Executive voluntarily terminates his employment pursuant to Section 3.1(e):

(i)                                     The Company shall pay Executive’s Basic Compensation and all amounts earned, accrued or owing but not yet paid to Executive under Section 2 through the date of termination (including, but not limited to, the transfer, in accordance with the provisions of Section 2.6, to The Gerald J. and Stanlee N. Rubin 1994 Irrevocable Trust of those Policies for which the applicable EBITDA ROIC targets have been achieved); and

(ii)                                  The owner of each Policy shall have the right to continue such Policy by the payment of any future premiums.

(f)                                    Good Reason or Other Than Cause In Connection With Change in Control.  If, prior to the end of the Employment Period, (i) there is a Change in Control, and (ii) in connection with or within twelve (12) months following the Change in Control, Executive’s employment is terminated either (1) by the Company other than as a result of death, Disability or Cause as specified in Section 3.1(a), (b) or (c) above, or (2) by Executive for Good Reason pursuant to Section 3.1(d) above, Executive shall be entitled to receive the following:

(i)                                     Payments, payable monthly, each in an amount equal to the monthly rate of Basic Compensation then being paid to Executive under this Agreement, which shall commence on the date of Executive’s Separation from Service and shall continue until the end of the Employment Period;

(ii)                                  Payments, payable in a cash lump sum annually within the 90 days following the close of each fiscal year (not to exceed three fiscal years, in any event) of the Company that ends during the Employment Period, each in an amount equal to the highest annual cash incentive compensation and cash bonus award (excluding the value of any Policy transferred pursuant to the Incentive Plans and any award under the 2008 Plan) made to Executive pursuant to the Incentive Plans with respect to the Company’s most recent three fiscal years ending prior to the date of Executive’s Separation from Service and valued as of the date achievement of the applicable performance targets was certified by the Compensation Committee of Helen of Troy, or, if no such certification occurred, valued as of the first day of the fiscal year following the applicable fiscal year performance period;

(iii)                               All amounts earned, accrued or owing but not yet paid to Executive under Section 2 to the date of termination, except to the extent that any such amounts are included in the payments to be made to Executive pursuant to clauses (i) and (ii) above;

(iv)                              To the extent permitted by law and the terms and conditions of the applicable plan, Executive shall be entitled to continued participation in all employee benefit plans, programs or arrangements available to the Company’s and Helen of Troy’s executives in which Executive was participating on the date of Executive’s Separation from Service until the earlier of:

(A)                              the end of the Employment Period, or

(B)                                the date, or dates, he receives equivalent coverage and benefits under the plans, programs and arrangements of a subsequent employer (such coverages and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis);

(v)                                 All options granted to Executive prior to the date of termination shall become immediately fully vested and exercisable for securities that are freely transferable;

(vi)                              All restrictions on restricted stock, restricted stock units and other stock awards granted to Executive prior to the date of termination (including, but not limited to, the RSUs) shall be removed and the rights to the stock and/or cash underlying such awards shall immediately vest;

(vii)                           The Company or Helen of Troy, as applicable, shall transfer ownership of and assign all rights under any Policy that, as of the date of termination, has not yet been transferred and assigned, to The Gerald J. and Stanlee N. Rubin 1994 Irrevocable Trust, at which time Executive shall be responsible for paying all premiums due on such Policy and the Company and Helen of Troy shall no longer have any obligations with respect to such Policy or under the Insurance Agreement and all rights and obligations of the Company under the Insurance Agreement shall be terminated in accordance with the terms thereof; and

(viii)                        Notwithstanding the foregoing, in no event shall the aggregate present value of the payments and benefits provided to Executive under this Section 4.1(f) exceed 2.99 times Executive’s ‘base amount’ as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended, and as calculated in the Company’s reasonable judgment.  In performing the calculations required pursuant to the preceding sentence, including the present value and base amount calculations, it is intended that the Company be guided by regulations and other guidance issued by the U.S. Treasury Department under Code Section 280G and that the Company assume that a change in ownership or control of Helen of Troy has occurred, regardless of whether Code Section 280G otherwise applies to the situation that results in the payments or benefits under Section 4.1(f) or such change in ownership or control has occurred.

4.2                                 NO MITIGATION; NO OFFSET.  In the event of any termination of employment under Section 3 of this Agreement, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment or self-employment that he may obtain.

4.3                                 NATURE OF PAYMENTS.  Any amounts due under Section 4 of this Agreement are in the nature of severance payments, liquidated damages, or both, and shall fully compensate Executive, his dependents and beneficiaries and the estate of Executive for any and all direct damages and consequential damages that they may suffer as a result of the termination of Executive’s employment, or both, and are not in the nature of a penalty.

4.4                                 NO FURTHER COMPENSATION.  Notwithstanding any other provision of this Agreement, the provisions of this Section 4 exclusively shall govern Executive’s rights upon termination of employment with the Company and its affiliates, and except as expressly set forth in this Section 4, Executive shall have no further right to any compensation or other benefits under this Agreement.

SECTION 5. CONFIDENTIALITY

5.1                                 CONFIDENTIALITY AND DISCLOSURE.  Both during the Employment Period and thereafter, and without regard to when or for what reason, if any, Executive’s employment shall terminate:

(a)                                  Executive agrees to regard and preserve as confidential all knowledge and information pertaining to the business of Helen of Troy and its subsidiaries obtained by him from any source whatever as a result of his employment with Helen of Troy and its subsidiaries and which is not a matter of public knowledge.

(b)                                 Executive shall not, except on behalf of Helen of Troy and its subsidiaries, make use of or divulge any of Helen of Troy’s or any of its subsidiaries’ records, documents, contracts, customer lists, writings, data or other information, whether or not the same is in written or other recorded form.

Without limiting the generality of the foregoing, it is hereby agreed that the prohibitions contained hereinabove shall be operative with respect to any information or knowledge which may now or hereafter be deemed a trade secret of Helen of Troy or any of its subsidiaries or information which relates to Helen of Troy’s or any of its subsidiaries’ personnel; present operations or future planning with respect to suppliers or customers; the contents of any Helen of Troy or any subsidiary of Helen of Troy manual, practice or procedure, operating, revenue, expense or other statistics; private or public debt or equity financing or concerning any banking, accounting or financial matters; current or future advertising or promotion plans or programs; applications to or matters pending or under the jurisdiction of any regulatory agency or court, including those that are only threatened; any system, program, procedure or administrative operations, including those pertaining to any matter relative to computer operations of any type; information of the type mentioned above or of any other type regarding Helen of Troy or any of its subsidiaries; present or future plans for the extension of the present business or the commencement of new business by Helen of Troy or any of its subsidiaries.

5.2                                 ACKNOWLEDGEMENT OF CONFIDENTIAL INFORMATION.  Executive hereby acknowledges that he possesses information and knowledge of the type described in Section 5.1 concerning Helen of Troy and its subsidiaries which is not a matter of public knowledge, the release or dissemination of which would cause irreparable harm to Helen of Troy and its subsidiaries, and that the performance of his obligations under this Section 5 are required for the reasonable protection of Helen of Troy and its subsidiaries.

SECTION 6. SOURCE OF PAYMENTS

Except as otherwise may be set forth in this Agreement, all payments provided in Section 2 and Section 4 (other than payments made by insurers or third-party payors or awards made under plans or programs sponsored by Helen of Troy) shall be paid in cash from the general funds of the Company and its subsidiaries, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment.  Executive shall have no right, title or interest whatever in or to any investments which the Company or Helen of Troy may make.  Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between Helen of Troy, the Company and Executive or any other person.  To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

SECTION 7. DECISIONS BY COMPANY OR THE BOARD

Any powers granted to the Board or the Board of Directors of the Company hereunder may be exercised by a committee, appointed by the Board or the Board of Directors of the Company, as applicable, and such committee, if appointed, shall have general responsibility for the administration and interpretation of this Agreement.

SECTION 8. CONSOLIDATION, MERGER, SALE OF ASSETS

Nothing in this Agreement shall preclude the Company or Helen of Troy from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or party which assumes this Agreement and all obligations and undertakings of the Company hereunder.  Upon such consolidation, merger or transfer of assets and assumption, the term the “Company” or “Helen of Troy,” as the case may be, as used herein, shall mean such other corporation or party, and this Agreement shall continue in full force and effect.

SECTION 9. NON-COMPETITION

During Executive’s employment and in the event of termination of Executive’s employment for Cause pursuant to Section 3.1(c) or Executive’s voluntary termination of employment pursuant to Section 3.1(e), for the twenty-four month period following termination for Cause or Executive’s voluntary termination, Executive shall not without the prior written approval of the Board, directly or indirectly, own, manage, operate, join, control or participate in or be connected with, in any countries in which Helen of Troy and its subsidiaries currently conduct their business, as an officer, employee, agent, consultant, sales representative, partner, shareholder, or director of any business enterprise which is, directly or indirectly, in competition with the business of Helen of Troy or any subsidiary of Helen of Troy, as the business of Helen of Troy or any said subsidiary may be constituted during the term of employment or at the termination thereof, provided, however, that in no event shall this provision be construed to prevent Executive from engaging in the acquisition, development and sale of real estate.  Notwithstanding anything in Section 11 to the contrary, provided that (a) Executive’s employment is not terminated for Cause pursuant to Section 3.1(c) or (b) Executive does not voluntary terminate his employment pursuant to Section 3.1(e), in either case, prior to February 28, 2015, this Section 9 will terminate on February 28, 2015.

Executive recognizes and admits that Helen of Troy engages worldwide in the conduct of its business and that the covenant encompassing the countries in which Helen of Troy and its subsidiaries currently conduct their business as well as the time limitations contained herein, are reasonably necessary for the protection of Helen of Troy’s and its subsidiaries’ business.

Executive further recognizes that the Company’s remedy at law for a breach by him of the provisions of this Section 9 will be inadequate.  Accordingly, in the event of a breach or threatened breach by Executive of this Section 9, the Company shall be entitled to injunctive relief in addition to any other remedy it may have.

SECTION 10. COUNSEL FEES, INDEMNIFICATION AND INSURANCE

10.1                           COUNSEL FEES AND EXPENSES.  The Company shall pay, or reimburse Executive, the fees and expenses of Executive’s counsel, accountants and consultants for their professional services rendered to Executive in connection with this Agreement and matters related thereto.

If a claim or dispute arises concerning the rights of Executive under this Agreement, regardless of the party by whom such claim or dispute is initiated, the Company shall, upon presentation of appropriate vouchers, pay all legal expenses, including reasonable attorneys’ fees, court costs, and ordinary and necessary out-of-pocket costs of attorneys, billed to and payable by Executive or by anyone claiming under or through Executive, in connection with the bringing, prosecuting, arbitrating, defending, litigating, negotiating, or settling such claim or dispute.  Pending the outcome or resolution of any claim or dispute, the Company shall continue payment of all amounts due Executive without regard to any dispute.

10.2                           INDEMNIFICATION.  The Company shall indemnify and hold Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees incurred by Executive, in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or proceeding) in which Executive is made or is threatened to be made a party by reason of the fact that Executive is or was an officer or Director of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company, to procure a judgment in its favor (or other than by or in the right of the Company).

Notwithstanding anything in the Company’s Articles of Incorporation, the Company’s bye-laws, or the Memorandum of Association or bye-laws of Helen of Troy or this Agreement to the contrary, if so requested by Executive, the Company shall advance (within twenty business days of such request) any and all Expenses, as hereinafter defined, to Executive (“Expense Advance”), upon the receipt of a written undertaking by or on behalf of Executive to repay such Expense Advance if a judgment or other final adjudication adverse to Executive (as to which all rights of appeal therefrom have been exhausted or lapsed) establishes that Executive, with respect to such Claim, is not eligible for indemnification.  A “Claim” shall include any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or other, including without limitation, an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, whether predicated on foreign, federal, state or local law and whether formal or informal.  “Expenses” shall include attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Claim relating to any indemnifiable event.

The undertakings of this Section 10.2 are independent of, and shall not be limited to or prejudiced by, the undertakings of Section 10.3.

10.3                           INSURANCE.  The Company further represents and warrants that: (i) Executive shall be and continue to be covered and insured up to the maximum limits provided by all insurance which the Company and Helen of Troy maintain to indemnify its directors and officers (and to indemnify the corporation for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors); and (ii) the Company will maintain such insurance or Executive will continue to be covered under Helen of Troy’s insurance, in not less than its present limits, in effect throughout the term of Executive’s employment.

10.4                           CONSISTENCY WITH CHARTER DOCUMENTS.  The Company hereby warrants and represents that the undertakings of payment, indemnification and maintenance of insurance set forth in Sections 10.1, 10.2 and 10.3 are not in conflict with the Articles of Incorporation or by-laws of the Company or with any validly existing agreement or other proper corporate action of the Company.

SECTION 11. GENERAL

11.1                           EFFECT OF PRIOR AGREEMENTS.  This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company or any predecessor of the Company and Executive, including the Prior Agreement, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided and not expressly provided for in this Agreement.

11.2                           NONASSIGNABILITY; THIRD PARTY BENEFICIARIES.  Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries, dependents or legal representatives without the Company’s prior written consent; provided, however, nothing in this Section 11.2 shall preclude (i) Executive from designating a beneficiary to receive any benefit payable hereunder upon his death, (ii) the executors, administrators or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto, or (iii) the Company from assigning or delegating any of its benefits or obligations under this Agreement to Helen of Troy.  Helen of Troy shall be an express third party beneficiary under this Agreement.

11.3                           NO ATTACHMENT.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation in favor of any third party, or to execution, attachment, levy or similar process or assignment by operation of law in favor of any third party, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

11.4                           BINDING AGREEMENT.  This Agreement shall be binding upon and inure to the benefit of Executive, Helen of Troy and the Company and their respective heirs, legal representatives and permitted successors and assigns.

11.5                           AMENDMENT OF AGREEMENT.  Except for increases in Basic Compensation made as provided in Section 2.1, this Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

11.6                           WAIVER.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

11.7                           SEVERABILITY.  If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect.  If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall, to the full extent consistent with law continue in full force and effect.

11.8                           HEADINGS.  The headings of Sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

11.9                           GOVERNING LAW.  This Agreement has been executed and delivered in the State of Texas, and its validity, interpretation, performance and enforcement, and all claims and disputes arising hereunder or related to this Agreement, the transactions contemplated hereby or the conduct of any person in connection therewith, shall be governed by the laws of Texas, without giving effect to any principles of conflicts of law.

11.10                     NO RIGHT OF SET OFF.  In no event shall the Company be entitled to set off or credit against sums payable to Executive under this Agreement any amount due or claimed to be due by Executive to the Company.

11.11                     COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11.12                     SURVIVORSHIP.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations and to the extent that any performance is required following termination of this Agreement.  Without limiting the foregoing, Sections 2.5, 5.1, 9, 10.1 and 10.2 shall expressly survive the termination of this Agreement.

11.13                     WITHHOLDING.  All amounts paid pursuant to this Agreement shall be subject to withholding for taxes (federal, state, local or otherwise) to the extent required by applicable law.

11.14                     NOTICES.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed in the United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:

Helen of Troy Nevada Corporation
One Helen of Troy Plaza
El Paso, Texas 79912
Attention: Chair of the Compensation Committee of Helen of Troy

If to Executive:

Gerald J. Rubin
c/o Helen of Troy L.P.
One Helen of Troy Plaza
El Paso, Texas 79912

Or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11.15                     TIMING OF PAYMENTS AND COMPLIANCE WITH DEFERRED COMPENSATION RULES.

(a)                                  Anything herein to the contrary notwithstanding, any reimbursements or in-kind benefits provided hereunder shall be paid or provided in accordance with the requirements of Treasury Regulation §§ 1.409A-3(i)(1)(iv) and (v).

(b)                                 Anything herein to the contrary notwithstanding, in the event Executive is a Specified Employee as of the date of his Separation from Service, any amounts of non-qualified deferred compensation (as such term is defined under Code Section 409A) otherwise payable on account of Executive’s Separation from Service during the six-month period following Executive’s Separation from Service will be paid in a single lump sum payment on the earlier to occur of Executive’s death or the first day of the seventh month following Executive’s Separation from Service.

(c)                                  Anything herein to the contrary notwithstanding, in the event Executive is a Specified Employee as of the date of his Separation from Service, premiums payable with respect to any benefits made available pursuant to Sections 4.1(b)(iv) and (f)(iv), as applicable, will be paid by Executive during the six month period following Executive’s Separation from Service and will be reimbursed by the Company in a single lump sum payment on the earlier to occur of Executive’s death or the first day of the seventh month following Executive’s Separation from Service.

(d)                                 The terms “terminate,” “termination,” “termination of employment,” and similar terms used herein are intended to mean a termination of employment that constitutes a Separation from Service.

(e)                                  Helen of Troy, the Company and Executive shall not, individually or in combination, accelerate or defer any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.

(f)                                    For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(g)                                 The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Code Section 409A to the extent applicable thereto.

11.16                     COMPLIANCE WITH CODE SECTION 457A.  Notwithstanding anything to the contrary in this Agreement, the following provisions shall apply from and after January 1, 2009:

(a)                                  This Agreement and the benefits provided hereunder are intended to comply, to the extent applicable thereto, with Code Section 409A and the Treasury Regulations and other guidance promulgated or issued thereunder and with Code Section 457A and the Treasury Regulations and other guidance promulgated or issued thereunder, and the provisions of this Agreement shall be interpreted and construed consistent with this intent.  If Executive, Helen of Troy or the Company believes, at any time, that any such benefit or right does not so comply with Code Section 457A, it shall promptly advise the others and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 457A (with the most limited possible economic effect on Executive and on the Company).

(b)                                 “Ineligible Compensation” means compensation relating to services performed for the benefit or on behalf of Helen of Troy as determined by the Company in its sole discretion regardless of whether the cost of such compensation is actually borne by the Company.  To the extent Executive performs such services for Helen of Troy, and any subsidiary or affiliate of the Company, the determination of what portion of such compensation shall be considered Ineligible Compensation shall also be made by the Company in its sole discretion.

(c)                                  If and to the extent required by Code Section 457A, and subject to Code Section 409A:

(i)                                     Any Ineligible Compensation which is attributable to services performed for Helen of Troy after December 31, 2008, as adjusted for any earnings and losses attributable thereto, shall be paid to Executive no later than the last day of the twelfth month after the end of the taxable year of Helen of Troy during which the right to the payment of such Ineligible

Compensation is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 457A.

(ii)                                  In the case of any deferred amount of Ineligible Compensation which is attributable to services performed for Helen of Troy before January 1, 2009, to the extent such deferred amount is not includible in Executive’s gross income in a taxable year beginning before 2018, such deferred amount, as adjusted for any earnings and losses attributable thereto, shall be paid to Executive in the later of (1) the last taxable year beginning before 2018, or (2) the taxable year in which there is no “substantial risk of forfeiture” of Executive’s rights to such Ineligible Compensation, within the meaning of Code Section 457A.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HELEN OF TROY NEVADA CORPORATION

By:	/s/ Gary B. Abromovitz

Its:	Vice Chairman

GERALD J. RUBIN

By:	/s/ Gerald J. Rubin
Gerald J. Rubin

The obligations of Helen of Troy Nevada Corporation to Executive hereunder are hereby guaranteed by Helen of Troy Limited, a Bermuda company, and the undersigned subsidiary of Helen of Troy Limited, a Barbados company.

HELEN OF TROY LIMITED, a Bermuda company

By:	/s/ Gary B. Abromovitz

Its:	Deputy Chairman

HELEN OF TROY LIMITED, a Barbados company

By:	/s/ Gary B. Abromovitz

Its:	Director

EXHIBIT A

Helen of Troy Limited

2011 Annual Incentive Plan

Section 1.                                          PURPOSE OF PLAN

The purpose of the Plan is to promote the success of the Company and its Subsidiaries by providing to the participating executives of the Company and its Subsidiaries bonus incentives that qualify as performance-based compensation within the meaning of Section 162(m) of the Code.  Subject to the approval of the shareholders of the Company, the Plan shall be effective as of March 1, 2012.

Section 2.                                          DEFINITIONS AND TERMS

2.1.                              Accounting Terms.  Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, GAAP.

2.2.                              Specific Terms.  The following words and phrases as used herein shall have the following meanings:

“2008 Stock Plan” means the Helen of Troy Limited 2008 Stock Incentive Plan, as it may be amended, restated or otherwise modified from time to time.

“Adjusted EBITDA” means, for any Year, the sum (without duplication) of (i) operating income (loss) before impairment charges plus (ii) depreciation and amortization charges, in each case, of the Company and its Subsidiaries as determined in accordance with GAAP plus (iii) the amount of any CEO Annual Bonus accrued with respect to such Year.

“Average Invested Capital” means, with respect to any Year, as of any date of determination, the sum of the following: (i) total assets determined by disregarding any impairment charges recorded during such Year minus (ii) total current liabilities plus (iii) indebtedness for borrowed money included in total current liabilities, in each case, of the Company and its Subsidiaries as determined in accordance with GAAP, with such amount derived from clauses (i), (ii) and (iii) calculated as the simple average during such Year based on the last day of each of the trailing five (5) fiscal quarters through the end of such Year, minus (iv) the impairment charges disregarded in clause (i) above.  For purposes of clarity, aggregate impairment charges with respect to the applicable Year will not be averaged over the fiscal quarters of such Year but aggregate impairment charges with respect to the applicable Year will reduce the average invested capital calculated pursuant to clauses (i), (ii) and (iii) above.

“Board” means the Board of Directors of the Company.

“Bonus” means a cash payment, payment in Shares, payment in the form of the transfer of a Policy, or payment opportunity as a context requires.

“Business Criteria” means any one or any combination of the following financial goals or other objective goals, which may be Company-wide, on an individual basis, a consolidated basis or otherwise: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) EBITDA; (iii) Adjusted EBITDA; (iv) net income; (v) operating income; (vi) earnings from continuing operations; (vii) earnings per share (whether basic or fully diluted); (viii) book value per share; (ix) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue); (x) expense management; (xi) return on investment before or after the cost of capital; (xii) improvements in capital structure; (xiii) profitability of an identifiable business unit or product; (xiv) maintenance or improvement of profit margins; (xv) stock price; (xvi) market share; (xvii) revenues or sales; (xviii) costs; (xix) cash flow; (xx) working capital; (xxi) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (xxii) EBITDA ROIC; (xxiii) reductions in the Company’s overhead ratio; and (xxiv) expenses to sales ratio.

“CEO” means Gerald J. Rubin, the Company’s Chief Executive Officer.

“CEO Annual Bonus” has the meaning assigned thereto in Section 4.2(a).

“CEO Insurance Bonus” has the meaning assigned thereto in Section 4.3(a).

“Change in Control” shall mean to have occurred at such time as either (i) any “person”, as such term is used in section 14(d) of the Exchange Act, other than the Company, a wholly-owned Subsidiary of the Company or any employee benefit plan of the Company, or its Subsidiaries, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act (or any successor rule), directly or indirectly, of fifty percent (50%) or more of the combined voting power of the Company’s common stock, or (ii) individuals who constitute the Board on the effective date of this Plan (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s shareholders was approved by a vote of at least three quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for the director without objection to such nomination) shall be, for purposes of this clause (ii) considered as though such person was a member of the Incumbent Board.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Company which has been established to administer the Plan in accordance with Section 3.1 and Section 162(m) of the Code.

“Company” means Helen of Troy Limited, a Bermuda company, and any successor whether by merger, ownership or all or substantially all of its assets or otherwise.

“Corporate Tax Rate” means, for any Year, the lesser of (i) the effective income tax rate of the Company and its Subsidiaries for such Year or (ii) twenty (20) percent.

“Disability” shall have such meaning attributed thereto in the Company’s long-term disability plan, or, if no such plan exists, shall mean a “Permanent and Total Disability” as defined in Code Section 22(e).

“EBITDA” means, for any Year, the sum (without duplication) of (i) operating income (loss) after impairment charges plus (ii) depreciation and amortization charges, in each case, of the Company and its Subsidiaries as determined in accordance with GAAP, plus (iii) to the extent included in clause (i) above, any impairment charges incurred by the Company and its Subsidiaries, as determined in accordance with GAAP, solely to the extent such charges result from capital market and/or economic conditions creating a stock market trigger that requires testing for and recording of impairments under GAAP which cannot be attributed to any fundamental change in the underlying current or expected operating cash flows associated with the impaired assets, as reflected in the financial statements of the Company and its Subsidiaries and the notes thereto..

“EBITDA ROIC” means, for any Year, an amount equal to (i) the product of (y) EBITDA and (z) one (1) minus the Corporate Tax Rate, divided by (ii) Average Invested Capital.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and as interpreted by the rules and regulations promulgated thereunder.

“Executive” means a key employee (including any officer) of the Company or the Subsidiaries.

“Fair Market Value” means, as of any date that requires the determination of the Fair Market Value of Shares under this Plan, the value of a Share on such date of determination, calculated as follows:

(i) If the Shares are then listed or admitted to trading on a Nasdaq market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price on such date on such Nasdaq market system or principal stock exchange on which the Share is then listed or admitted to trading, or, if no closing sale price is quoted on such day, then the Fair Market Value shall be the closing sale price of the Share on such Nasdaq market system or such exchange on the immediately preceding day on which a closing sale price is reported;

(ii) If the Shares are not then listed or admitted to trading on a Nasdaq market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the Share in the over-the-counter market on such date; or

(iii) If neither clause (i) nor (ii) is applicable as of such date, then the Fair Market Value shall be determined by the Board in good faith using any reasonable method of evaluation, which determination shall be conclusive and binding on all interested parties.

“GAAP” means generally accepted accounting principles used and applied in the United States of America.

“Guardian Policy” means that certain Modified Premium Survivorship Whole Life Policy (Policy Number 3757815), dated as of March 2, 1994, issued by The Guardian Life Insurance Company of America.

“Metropolitan Policy” means that certain Survivorship Whole Life Policy (Policy Number 940 350 202 A), dated as of March 2, 1994, issued by Metropolitan Life Insurance Company.

“Participant” means an Executive selected to participate in the Plan by the Committee.

“Performance Period” means the Year or Years (or any portion thereof) with respect to which the Performance Targets are set by the Committee.

“Performance Target(s)” means the specific objective goal or goals (which may be cumulative and/or alternative) that are timely set in writing by the Committee for each Executive for the Performance Period with respect to any one or more of the Business Criteria.

“Plan” means the Helen of Troy Limited 2011 Annual Incentive Plan as amended from time to time.

“Policy” means, individually and collectively, the Guardian Policy, the Metropolitan Policy and the Sun Life Policy.

“Restricted Stock” has the same meaning ascribed to such term in the 2008 Stock Plan.

“Section 162(m)” means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

“Shares” means common shares, par value $0.10 per share, of the Company.

“Specified Years” means each of the Years ending February 28, 2013, February 28, 2014 and February 28, 2015.

“Subsidiary” means any corporation, partnership or other entity as to which more than fifty percent (50%) of the voting securities or other voting ownership interests shall now or hereafter be owned or controlled, directly by a person, any Subsidiary of such person, or any Subsidiary of such Subsidiary.

“Sun Life Policy” means that certain Last Survivor Whole Life Insurance Policy (Policy Number 9304106T), dated as of March 24, 1994, issued by Sun Life Assurance Company of Canada.

“Year” means any one or more fiscal years of the Company commencing on March 1 of each year that represent(s) an applicable Performance Period.

Section 3.                                          ADMINISTRATION OF THE PLAN

3.1.                              The Committee.  The Plan shall be administered by a Committee consisting solely of at least two members of the Board, duly authorized by the Board to administer the Plan, who (i) are not eligible to participate in the Plan and (ii) are “outside directors” within the meaning of Section 162(m).

3.2.                              Powers of the Committee.  The Committee shall have the sole authority to establish and administer the Performance Target(s) and, subject to the right of the CEO to participate in the Plan during the Specified Years, the responsibility of determining from among the Executives those persons who will participate in and receive Bonuses under the Plan and, subject to Sections 4 and 5 of the Plan, the amount of such Bonuses and shall otherwise be responsible for the administration of the Plan, in accordance with its terms.  The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein) and any agreement or other document relating to any Bonus under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto.  Subject to the right of the CEO to participate in the Plan for the Specified Years, as provided in Section 4.5, for each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set, those Executives who are selected as Participants in the Plan.  The Board shall be entitled, in its sole discretion, to approve or disapprove, but not amend, any proposed Performance Target and Performance Period established by the Committee with respect to any Participant.  Absent any disapproval by the Board of the proposed Performance Target and Performance Period, the Committee’s establishment of such Performance Target and Performance Period shall become effective.

3.3.                              Requisite Action.  A majority (but not fewer than two) of the members of the Committee shall constitute a quorum.  The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

3.4.                              Express Authority (and Limitations on Authority) to Change Terms and Conditions of Bonus.  Without limiting the Committee’s authority under other provisions of the Plan, but subject to any express limitations of the Plan and Section 5.8, the Committee shall have the authority to accelerate a Bonus (after the attainment of the applicable Performance Target(s)) and to waive restrictive conditions for a Bonus (including any forfeiture conditions, but not

Performance Target(s)), in such circumstances as the Committee deems appropriate.  In the case of any acceleration of a Bonus after the attainment of the applicable Performance Target(s), the amount payable shall be discounted to its present value using an interest rate equal to the published prime rate charged by Bank of America, N.A. or any successor thereof (such rate to be determined as of the last business day of the month preceding the month in which such acceleration occurs).

Section 4.                                          BONUS PROVISIONS

4.1.                              Provision for Bonus.  Each Participant may receive a Bonus if and only if the Performance Target(s) established by the Committee, relative to the applicable Business Criteria, are attained.  The applicable Performance Period and Performance Target(s) shall be determined by the Committee consistent with the terms of the Plan and Section 162(m).

4.2.                              Preestablished Performance Target for CEO — CEO Annual Bonus.

(a)                                  Performance Target for CEO.  (i) Subject to Sections 4.1, 4.9, 5.1 and 5.8, with respect to the CEO, a preestablished Performance Target for each of the Specified Years, and related Bonus for the CEO that is payable in the form of cash or cash equivalents and Shares of Restricted Stock subject to the terms and conditions of this Section 4.2 (the amount with respect to any such Specified Year, the “CEO Annual Bonus”), shall be based on Adjusted EBITDA for such Specified Year.  For each of the Specified Years the CEO shall receive an CEO Annual Bonus equal to a percentage of the amount of Adjusted EBITDA for such Year achieved by the Company in the applicable Specified Year according to the following scale:

Performance Tiers		Amount of Bonus
If Adjusted EBITDA is:		Payable as a % of
Greater Than	Less Than or Equal To:	Adjusted EBITDA
($ in Millions)	($ in Millions)
—	$0.0	0%
$0.0	$50.0	2.0%
$50.0	$75.0	3.5%
$75.0	$100.0	5.0%
$100.0	$125.0	6.0%
$125.0	$150.0	7.0%
$150.0	$175.0	8.0%
$175.0		8.5%

Adjusted EBITDA, for the purpose of computing the CEO Annual Bonus, shall be calculated commencing as of the Year beginning March 1, 2012 and continuing each Specified Year thereafter.

(ii) In the event that, in any Specified Year, the Company or any of its Subsidiaries consummates an acquisition of the stock or the operating, income or revenue producing assets of any entity whether through a merger, consolidation, combination, asset purchase or similar transaction (the “Acquired Assets”), the Performance Tiers set forth in the table above shall be increased by an amount equal to the Adjusted EBITDA of, or attributed to, the Acquired Assets for the four (4) completed quarters immediately preceding the closing date of the acquisition of the Acquired Assets (the “Acquisition Date”), with such amount to be pro-rated to reflect the number of days in the Year that the Acquired Assets’ financial results are consolidated or combined with or included in the financial statements of the Company and its Subsidiaries.  With respect to each Specified Year following the Year in which the Acquisition Date occurred, the Performance Tiers set forth in the table above shall be increased by an amount equal to the Adjusted EBITDA of, or attributed to, the Acquired Assets for the four (4) completed quarters immediately preceding the Acquisition Date.  Notwithstanding the foregoing, in the event it is determined in good faith by the Committee in its discretion that (A) the Acquired Assets do not constitute a division, business unit, business segment or all or substantially all of the assets of an entity and (B) the modification of the Performance Tiers set forth in the table above as contemplated by the first two sentences of this Section 4.2(a)(ii) would not be practicable or appropriate to fairly reflect the impact of the acquisition of such Acquired Assets, then the Performance Tiers set forth in the table above shall be increased by an amount equal to the forecasted impact of such acquisition to Adjusted EBITDA.  Any amount calculated under this Section 4.2(a)(ii) shall be objectively determined in good faith by the Committee in its discretion and shall be final and binding, absent manifest error.

(iii) In the event that, in any Specified Year, the Company or any of its Subsidiaries consummates a divestiture of the stock or the operating, income or revenue producing assets of the Company or any Subsidiary or other entity consolidated or combined with or included in the financial statements of the Company and its Subsidiaries whether through a merger, consolidation, combination, asset sale, spin-off or similar transaction (the “Divested Assets”), the Performance Tiers set forth in the table above shall be decreased by an amount equal to the Adjusted EBITDA of, or attributed to, the Divested Assets for the four (4) completed quarters immediately preceding the closing date of the divestiture of the Divested Assets (the “Divestiture Date”), with such amount to be pro-rated to reflect the number of days in the Year that the Divested Assets’ financial results are no longer consolidated or combined with or included in the financial statements of the Company and its Subsidiaries.  With respect to each Specified Year following the Year in which the Divestiture Date occurred, the Performance Tiers set forth in the table above shall be decreased by an amount equal to the Adjusted EBITDA of, or attributed to, the Divested Assets for the four (4) completed quarters immediately preceding the Divestiture Date.  Any amount calculated under this Section 4.2(a)(iii) shall be objectively determined in good faith by the Committee in its discretion and shall be final and binding, absent manifest error.

(b)                                 Payment of CEO Annual Bonus Upon Achievement of Performance Target for CEO.  Any CEO Annual Bonus shall be paid at the time and in the manner set forth in the Plan, including in accordance with Section 4.11 hereof; provided, however, payments in respect of the CEO Annual Bonus shall be made as follows:

(i) If the CEO Annual Bonus is less than $15,000,000, then such CEO Annual Bonus shall be paid in the following manner:

(A) first, subject to clause (e) below, in the form of Shares of Restricted Stock, with the number of Shares of Restricted Stock (rounded up to the next whole Share) being equal to (I) one-third (1/3) of the CEO Annual Bonus, divided by (II) the Fair Market Value of a Share on the date the Committee certifies the CEO Annual Bonus pursuant to Section 4.10 hereof; and

(B) second, in the form of cash or cash equivalents in an amount equal to (I) the CEO Annual Bonus less (II) the aggregate Fair Market Value of the Shares described in clause (A) of Section 4.2(b)(i) above.

(ii) If the CEO Annual Bonus is equal to or greater than $15,000,000, then such CEO Annual Bonus shall be paid in the following manner:

(A) first, in the form of cash or cash equivalents in an aggregate amount of $10,000,000; and

(B) second, subject to clause (e) below, in the form of Shares of Restricted Stock, with the number of Shares of Restricted Stock (rounded up to the next whole Share) being equal to (I) the CEO Annual Bonus less $10,000,000, divided by (II) the Fair Market Value of a Share on the date the Committee certifies the CEO Annual Bonus pursuant to Section 4.10 hereof.

(c)                                  Issuance and Vesting of Restricted Stock.  All Shares of Restricted Stock issued in respect of any CEO Annual Bonus hereunder shall be issued pursuant to the terms and conditions of the 2008 Stock Plan and shall reduce the number of Shares available for issuance thereunder.  The date of grant of such Restricted Stock shall be the date the Committee certifies the CEO Annual Bonus pursuant to Section 4.10 hereof.  No fractional Shares shall be issued in payment of any Bonus (including any CEO Annual Bonus) payment under the Plan.  Restricted Stock issued in respect of any CEO Annual Bonus hereunder shall vest (i) in the case of any Performance Period ending prior to February 28, 2015, on February 28, 2015 and (ii) in the case of the Performance Period ending February 28, 2015, on the date the Committee certifies the CEO Annual Bonus pursuant to Section 4.10 hereof in respect of such Performance Period provided the CEO continues employment with the Company or its Subsidiaries through the Performance Period ending February 28, 2015.

(d)                                 Effect of Insufficient Shares.  Notwithstanding anything herein to the contrary, in the event that there are insufficient Shares available for issuance pursuant to the 2008 Stock Plan to satisfy amounts owing in respect of the CEO Annual Bonus, the amount of the CEO Annual Bonus which is not able to be satisfied in Shares of Restricted Stock shall be paid in the form of cash or cash equivalents.

(e)                                  Compliance with Securities Law and Regulations.  The issuance or delivery of Shares pursuant to the Plan shall be subject to, and shall comply with, any applicable requirements of federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Exchange Act, and the rules and regulations promulgated thereunder), any securities exchange upon which the Shares may be listed and any other law or regulation applicable thereto.  The Company shall not be obligated to issue or deliver any Shares pursuant to the Plan if such issuance or delivery would, in the opinion of the Committee, violate any such requirements. The foregoing shall not, however, be deemed to require the Company to issue Shares of Restricted Stock in respect of amounts to be paid on account of the CEO Annual Bonus if a necessary listing or quotation of the Shares on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished.

4.3                                 Preestablished Performance Target for CEO — CEO Insurance Bonus.  Subject to Sections 4.1, 4.9, 5.1 and 5.8, with respect to the CEO, a preestablished Performance Target, and related Bonus for the CEO that is payable in the form of the transfer of a Policy subject to the terms and conditions of this Section 4.3 (the “CEO Insurance Bonus”), shall be based on EBITDA ROIC, as set forth below:

(a)                                  Performance Target for CEO.  For each Year set forth in the table below, the CEO shall receive an CEO Insurance Bonus if EBITDA ROIC exceeds 7.0% for the applicable Year, as set forth below:

Performance Goal Period	CEO Insurance Bonus
Fiscal year ended February 28, 2013	Guardian Policy
Fiscal year ended February 28, 2014	Sun Life Policy
Fiscal year ended February 28, 2015	Metropolitan Policy

(b)                                 Payment of Bonus Upon Achievement of Performance Target for CEO.  Any CEO Insurance Bonus shall be paid at the time and in the manner set forth in the Plan, including in accordance with Section 4.11 hereof, by transferring the applicable Policy to The Gerald J. and Stanlee N. Rubin 1994 Irrevocable Trust.

4.4.                              Selection of Performance Target(s) for Participants — Business Criteria.  With respect to any Bonus that a Participant may receive under the Plan (other than the CEO Annual Bonus and the CEO Insurance Bonus), the specific Performance Target(s) with respect to the Business Criteria must be established by the Committee in advance of the deadlines applicable under Section 162(m) and while the performance relating to the Performance Target(s) remains substantially uncertain within the meaning of Section 162(m).  At the time the Performance Target(s) are selected, the Committee shall provide, in terms of an objective formula or standard for each such Participant, and for any person who may become a Participant after the Performance Target(s) are set, the method of computing the specific amount that will represent the maximum amount of Bonus payable to such Participant if the Performance Target(s) are attained, subject to Sections 4.1, 4.9, 4.12, 5.1 and 5.8.

4.5.                              Selection of Participants.  With respect to the Specified Years, the CEO shall be a Participant under the Plan.  In addition to the CEO’s participation for the Specified Years, for each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set, the Executives who will participate in the Plan.

4.6.                              Effect of Mid-Year Commencement of Service.  To the extent compatible with Sections 4.4 and 5.8, if services as an Executive commence after the adoption of the Plan and the Performance Target(s) are established for a Performance Period, the Committee may grant a Bonus that is proportionately adjusted based on the period of actual service during the Year; the amount of any Bonus paid to such person shall not exceed that proportionate amount.

4.7.                              Termination of Employment During Year.  Unless otherwise determined by the Committee or required by applicable law or pursuant to any written agreement between the Company and the Executive:

(a)                                  no Bonus shall be payable to an Executive if the Executive is not employed by the Company or any Subsidiary of the Company on the last day of the Performance Period for which the Bonus is otherwise payable, unless the Executive’s employment with the Company and its Subsidiaries terminates during the Performance Period by reason of the Executive’s death or Disability or following a Change in Control; and

(b)                                 in the event of the Executive’s death or Disability during the Performance Period, or in the event of the termination of the Executive’s employment for any reason following a Change in Control that occurs during the Performance Period, the Executive (or the Executive’s legal representative or beneficiary) shall receive a Bonus equal to the product of (i) the Bonus he would have received for the entire Performance Period, multiplied by (ii) a fraction, the numerator of which is the number of days during the Performance Period in which the Executive was an employee of the Company or its Subsidiaries, and the denominator of which is the number of days in the Performance Period.

Notwithstanding the foregoing or any written agreement between the Company and the Executive, the payment of such Bonus shall be made in accordance with Section 4.11 hereof.

4.8.                              Accounting Changes.  Subject to Section 5.8, if, after the Performance Target(s) are established for a Performance Period, a change occurs in the applicable accounting principles or practices, the amount of the Bonuses paid under this Plan for such Performance Period shall be determined without regard to such change.

4.9.                              Committee Discretion to Determine Bonuses.  Other than the CEO Annual Bonus and the CEO Insurance Bonus, the Committee has the sole discretion to determine the standard or formula pursuant to which each such Participant’s Bonus shall be calculated (in accordance with Section 4.4), subject in all cases to the terms, conditions and limits of the Plan and of any other written commitment authorized by the Committee.  To this same extent, other than the CEO Annual Bonus and the CEO Insurance Bonus, the Committee may at any time establish additional conditions and terms of payment of Bonuses (including, but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan.  For example (without limiting the adjustments to any of the following), subject to Sections 4.8 and 5.8, the Committee may specify, in its sole discretion, at the time the Performance Targets are set, the manner of adjustment of any Performance Target to the extent necessary to prevent dilution or enlargement of any award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of (a) extraordinary, unusual, or non-recurring items, (b) changes in applicable laws, regulations, or accounting principles, (c) currency fluctuations, (d) discontinued operations, (e) non-cash items, such as amortization, depreciation, or reserves; asset impairment, or (f) any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction.  The Committee may not, however, increase the maximum amount permitted to be paid to any individual under Section 4.2, 4.3, 4.4 or 4.12 of the Plan or award a Bonus under this Plan if the applicable Performance Target(s) have not been satisfied.

4.10.                        Committee Certification.  No Executive shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Performance Target(s) and any other material terms previously established by the Committee or set forth in the Plan were in fact satisfied.

4.11.                        Time of Payment.  Any Bonuses granted by the Committee under the Plan shall be paid as soon as practicable following the Committee’s determinations under this Section 4 and the certification of the Committee’s findings under Section 4.10; provided, however, any such payment shall be made following the end of the Company’s taxable year that coincides with or includes the end of the Performance Period and shall be made no later than the 15th day of the third month following the end of such taxable year of the Company.  Except as provided in Section 4.2 or Section 4.3 above, any such payment shall be in cash or cash equivalents, subject to applicable withholding requirements.  If and to the extent permitted by the Committee, and in accordance with such rules as the Committee may from time to time adopt, including compliance with Section 409A of the Code, Participants may, prior to the beginning of any Performance Period, elect to defer the payout of all or any portion of a Bonus relating to such Performance Period.  In the case of the delay of a Bonus otherwise payable at or after the attainment and certification of the applicable Performance Target(s), any additional amount payable shall be based on an interest rate equal to the published prime rate charged by Bank of America, N.A., or any successor thereof (such rate to be determined with respect to each calendar year on the first business day of such bank during such calendar year) over the deferral period.

4.12.                        Maximum Individual Bonus.  Notwithstanding any other provision hereof, (a) the CEO Annual Bonus payable to the CEO in any Year during the term of the Plan shall not exceed $25,000,000, (b) the CEO Insurance Bonus payable to the CEO in respect of the transfer of the Guardian Policy shall not exceed $3,000,000, with such amount calculated by reference to the cash surrender value of such Policy as of the date the Committee certifies the CEO Insurance Bonus pursuant to Section 4.10 hereof, (c) the CEO Insurance Bonus payable to the CEO in respect of the transfer of the Sun Life Policy shall not exceed $4,000,000, with such amount calculated by reference to the cash surrender value of such Policy as of the date the Committee certifies the CEO Insurance Bonus pursuant to Section 4.10 hereof, (d) the CEO Insurance Bonus payable to the CEO in respect of the transfer of the Metropolitan Policy shall not exceed $7,000,000, with such amount calculated by reference to the cash surrender value of such Policy as of the date the Committee certifies the CEO Insurance Bonus pursuant to Section 4.10 hereof, and (e) with respect to any Bonuses other than those described in clauses (a) through (d) of this Section 4.12, (i) the Bonus payable to the Chief Executive Officer of the Company in any Performance Period during the term of the Plan shall not exceed $20,000,000 and (ii) with respect to Executives other than the CEO, no such Executive shall receive a Bonus under the Plan for any Performance Period in excess of $3,000,000.

4.13.                        Clawback Policy.  Notwithstanding any other provision hereof, acceptance by the CEO or any other Participant of any Bonus or other payment pursuant to the Plan constitutes such person’s acknowledgement and agreement that all Bonuses and any other payments made pursuant to the Plan shall be subject to (a) Section 304 of the Sarbanes Oxley Act of 2002 and (b) to the extent required under the rules and/or regulations issued pursuant to the Dodd-Frank Act of 2010, any clawback policy adopted by the Company pursuant to such rules and/or regulations.

Section 5.                                          GENERAL PROVISIONS

5.1.                              No Right to Bonus or Continued Employment.  Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 5.1, any predecessor or Subsidiary), the Board or the Committee in respect of the Plan, shall be held or construed to confer upon any person any legal right to receive, or any interest in, a Bonus or any other benefit under the Plan, or any legal right to be continued in the employ of the Company.  The Company expressly reserves any and all rights to discharge an Executive in its sole discretion, without liability of any person, entity or governing body under the Plan or otherwise, except to the extent otherwise provided in any written employment agreement between the Company and the Executive.

5.2.                              Discretion of the Company, the Board and Committee.  Any decision made or action taken by the Company or by the Board or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons.  No member of the Committee shall have any liability for actions taken or omitted under the Plan by the member or any other person.

5.3.                              Absence of Liability.  A member of the Board or a member of the Committee or any officer of the Company shall not be liable for any act or inaction hereunder, whether of commission or omission.

5.4.                              No Funding of Plan.  The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan.  The Plan shall constitute an “unfunded” plan of the Company.  The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any obligations of the Company to any Participant under the Plan shall be those of a debtor and any rights of any Participant or former Participant shall be limited to those of a general unsecured creditor.

5.5.                              Non-Transferability of Benefits and Interests.  Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant.  This Section 5.5 shall not apply to an assignment of a contingency or payment due after the death of the Executive to the deceased Executive’s legal representative or beneficiary.

5.6.                              Law to Govern.  All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Texas.

5.7.                              Non-Exclusivity.  Subject to Section 5.8, the Plan does not limit the authority of the Company, the Board or the Committee, or any Subsidiary of the Company, to grant awards or authorize any other compensation under any other plan or authority, including, without limitation, awards or other compensation based on the same Performance Target(s) used under the Plan.  In addition, Executives not selected to participate in the Plan may participate in other plans of the Company.

5.8.                              Section 162(m) Conditions; Bifurcation of Plan.  It is the intent of the Company that the Plan and Bonuses paid hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are or may be persons whose compensation is subject to Section 162(m), satisfies any applicable requirements as performance-based compensation.  Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded.  Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of the Plan or any Bonus intended or required in order to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to Section 162(m).

5.9.                              Adopting Employer.  Helen of Troy Nevada Corporation, a Nevada corporation, is an adopting employer to the Plan.

5.10                           Section 409A of the Code.  Except to the extent a Bonus is deferred pursuant to Section 4.11, the Plan and the Bonuses paid hereunder are intended to meet the “short-term deferral” exemption to the provisions of Section 409A of the Code and the Treasury regulations issued thereunder or otherwise to comply with Section 409A of the Code and the Treasury regulations and guidance issued thereunder.  Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent.  Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith.

5.11                           Section 457A of the Code.  It is the intent of the Company that the Plan and all Bonuses paid to U.S. taxpayers hereunder will comply with Section 457A of the Code and the provisions of the Plan shall be interpreted and construed consistent with this intent.  Notwithstanding the foregoing, in the event the Plan is found not to comply with Section 457A, the Company shall not be required to assume any increased economic burden in connection therewith.

5.12                           Conflict.  In the event of any conflict between the terms of any written agreement between the Company and the Executive and this Plan regarding the payment of the Bonus (including the transfer of a Policy in respect of the CEO Insurance Bonus) upon termination of employment with the Company, including any termination of employment following a Change in Control or upon Disability or any analogous term or the application so Section 5.11 hereof, the terms of the written agreement shall be deemed to control.  Notwithstanding the foregoing or any written agreement between the Company and the Executive, the payment of any Bonus (including the transfer of a Policy in respect of the CEO Insurance Bonus) shall be made in accordance with Sections 4.10, 4.11 and 4.12 hereof.

Section 6.                                          EFFECTIVE DATE, AMENDMENTS, SUSPENSION OR TERMINATION OF PLAN

The Plan shall be effective as of March 1, 2012, subject to its approval by shareholders of the Company at the annual general meeting of shareholders to be held October 11, 2011, or any adjournment or postponement thereof.  The Board or the Committee may from time to time amend, suspend or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan.  Notwithstanding the foregoing, no amendment may be effective without Board and/or shareholder approval if such approval is necessary to comply with the applicable rules under Section 162(m) of the Code.  No additional Bonuses may be payable after termination of the Plan.  Termination of the Plan shall not affect any Bonuses due and outstanding on the date of termination and such Bonuses shall continue to be subject to the terms of the Plan notwithstanding its termination.

EXHIBIT B

Performance-Based Restricted Stock Unit Award

Performance-Based Requirements

The Performance-based restricted stock units set forth in Section 2.5(b) of the Employment Agreement will be granted, subject to shareholder approval of the proposed amendment to the 2008 Stock Incentive Plan, under the 2008 Stock Incentive Plan.  The RSUs will be earned subject to the following performance-based requirements:

Tranche 1			Tranche 2			Tranche 3
If FYE 2/13 EBITDA ROIC is:		Units	If FYE 2/14 EBITDA ROIC is:		Units	If FYE 2/15 EBITDA ROIC or 3-year average EBITDA ROIC is:		Units Earned
Greater than:	But less than:	Earned	Greater than:	But less than:	Earned	Greater than:	But less than:
	7.00%	0		7.00%	0		7.00%	0
7.00%	8.50%	25,000	7.00%	8.75%	50,000	7.00%	9.00%	175,000	Less shares previously earned
8.50%	9.50%	50,000	8.75%	10.00%	100,000	9.00%	10.50%	350,000	Less shares previously earned
9.50%	10.50%	75,000	10.00%	11.25%	150,000	10.50%	12.00%	525,000	Less shares previously earned
10.50%		100,000	11.25%		200,000	12.00%		700,000	Less shares previously earned